EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (“Agreement”) is made and entered into as of the 20th day of March 2015 by and between Q2Power Corp., a Delaware corporation (hereinafter called the “Company”), and Sudheer Pimputkar (hereinafter called the “Executive”).

1.

Employment.

1.1

Employment and Term.  The Company shall employ the Executive and the Executive shall serve the Company on the terms and conditions set forth herein for the period commencing on April 1, 2015 (the “Effective Date”) and expiring one (1) year from the Effective Date (the “Term”) unless sooner terminated as hereinafter set forth.  The Term of this Agreement shall automatically be extended for successive yearly periods starting on the end of the first anniversary of the Effective Date unless at least 30 days prior to such anniversary date either the Board of Directors (the “Board”) of the Company or the Executive gives written notice of his/its desire not to extend the Term hereof.

1.2

Duties of Executive.  The Executive shall serve as Chief Technology Officer (CTO) of the Company and shall have powers and authority commensurate with such position, and shall diligently perform all services as may be reasonably assigned to him by Company. Specifically, the CTO shall have the following duties and responsibilities:

The CTO is responsible for the primary technological and engineering objectives of the company, including but not limited to: generating and/or enhancing corporate IP and patent development, and seeking new technologies and innovative systems to enhance corporate power production, power management, control of thermal-to-mechanical power production and electronic control aspects. The CTO will have vision and experience to integrate heat exchangers, combustion systems, mechanical power conversion engines, thermal systems (transfer and storage), electric generation and mechanical power applications for both in-house and third party projects. The position will be responsible for fully vetting potential technologies for applications to enhance the company’s cash flow, industry IP leadership, and shareholder value. The CTO will oversee the Engineering department of the company, providing support and guidance to the engineering staff, and assuring that projects are completed on time and within budget.  The CTO will work with the COO to establish budgets for the Engineering department, and with the CEO to help develop long term technology strategies for the company.  The CTO will attend investor and shareholder meetings as requested from the CEO to present the company’s progress and vision with respect to technology development.

2.

Compensation.

2.1

Base Salary.  The Executive shall receive a base salary of $170,000 per annum (the “Base Salary”), such Base Salary to be payable in substantially equal installments consistent with the Company’s normal payroll schedule, subject to applicable withholding and other employment taxes.

2.2

Benefits.

(a)

General: During the Term of this Agreement, the Executive shall be entitled to insurance programs, sick leave, stock option plans, bonus plans, pension plans and other fringe benefit plans and programs as are from time-to-time established and maintained for the benefit of the Company’s executive employees subject to the provisions of such plans and programs in accordance with the Company’s policies and plans from time to time in effect for employees of the Company.

(b)

Bonuses:  The Executive will receive the following annual and performance based cash bonuses (if such performance goals are achieved in 2015):

1)

$2,500 upon the installation and power-up of each of the first four (4) 10kW (minimum output) customer pilot units running on methane, waste fuels or other fuels agreed by the CEO ($10,000 total);

2)

$2,500 for each new patent application filed for the Company’s technology, up to six (6) applications ($15,000 total), at least one of which will cover processes for monetizing waste-to-power through sensors/controls;

3)

$10,000 upon the successful testing of the Company’s 25-30kW engine (or the scaled-up version of the current 10kW engine) through at least 200 hours of running time; and

4)

Annual bonus starting at 10% of Base Salary over and above performance based bonuses.

(c)

Annual Raise: The Executive will be eligible for a minimum 10% annual raise, provided the Executive has favorable semi-annual reviews.

(d)

Vacation: After his first 90 days, the Executive shall receive two (2) weeks paid vacation in the first year of his employment, with an additional one (1) week vacation added each subsequent year up to five (5) total weeks of paid vacation time per year.

2.3

Stock Options.  The Executive shall receive 360,000 Stock Options, vesting 60,000 options every 6 months over the following 3 years, exercisable at $0.27 per share, and terminating in 10 years. Additional stock options may be awarded at the discretion of the Company’s Board of Directors.  Additionally, the Executive has received 90,000 shares of common stock per the terms of his previous Advisory Agreement, which will be delivered upon the signing of this Agreement.

3.

Expense Reimbursement.  During the Term, the Company shall reimburse the Executive for all reasonable expenses actually paid or incurred by the Executive in the course of and pursuant to the business of the Company, including expenses for travel other than to and from the Company’s facility.

4.

Termination.  The Executive’s employment hereunder is an “at will” agreement, meaning the Company may terminate him at any time for cause or no cause at all. If employment is terminated without Cause after the first 90 day introductory period but still during the first year Term, as defined in Section 1.1 above, then the Executive will be entitled to receive his Base Salary through the following three (3) months, and all Stock Options that would otherwise vest during that period of time will vest. Upon any termination for Cause, the Company shall pay to the Executive any unpaid Base Salary accrued through the effective date of termination specified in such notice, and all unvested Stock Options shall immediate terminate.  Except as provided above, the Company shall have no further liability hereunder (other than for reimbursement for reasonable business expenses incurred prior to the date of termination), for any termination.

As used in this Agreement, “Cause” shall be defined by the following sentences (i) any action or omission of the Executive which constitutes a willful and material breach of this Agreement, including failure to perform his duties as defined herein or otherwise assigned to him by appropriate management, which is not cured or as to which diligent attempts to cure have not commenced within ten (10) business days after receipt by the Executive of notice of same, which notice specifies the conduct necessary to cure such breach, (ii) fraud, embezzlement, theft, gross negligence, willful misconduct, or misappropriation as against the Company, or (iii) the arrest of the Executive for any criminal act which may reasonably injure the Company or its reputation.

5.

Indemnification.  The Company shall indemnify and hold harmless the Executive from and against any and all claims, damages, expenses (including attorneys' fees) and amounts paid in settlement, litigation, arbitration or otherwise (a “Claim”) actually and reasonably incurred by him in connection with the investigation, defense, settlement or appeal of any threatened, pending or completed Claim to which the Executive was or is a party or is threatened to be made a party by reason of the fact that the Executive  is or was an employee or agent of the Company, or by reason of anything done or not done by the Executive in such capacity or capacities, provided that the Executive  acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Company.

6.

Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Ohio without regard to any conflict of law rule or principle that would give effect to the laws of another jurisdiction.  In the event that any dispute shall arise with respect to this Agreement, then such dispute shall be submitted for resolution to arbitration in Fairfield County, Ohio in accordance with the rules of the American Arbitration Association then in effect. The non-prevailing party in such arbitration shall pay all reasonable fees and expenses of the prevailing party, including fees and expenses of counsel for the prevailing party.

7.

Notices.  Any notice required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been given when delivered by hand or when deposited in the United States mail, by registered or certified mail, return receipt requested, postage prepaid, addressed to the Company’s executive office, or to the last address known for the Executive .

8.

Entire Agreement.  This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and, upon its effectiveness, shall supersede all prior agreements, understandings and arrangements, both oral and written, between the Executive and the Company with respect to such subject matter.

9.

Benefits; Binding Effect.  This Agreement shall be for the benefit of and binding upon the parties hereto and their respective heirs, personal representatives, legal representatives, successors and, where applicable, assigns.  Notwithstanding the foregoing, neither party may assign its rights or benefits hereunder without the prior written consent of the other party hereto.

10.

Severability.  The invalidity of any one or more of the words, phrases, sentences, clauses or sections contained in this Agreement shall not affect the enforceability of the remaining portions of this Agreement or any part thereof, all of which are inserted conditionally on their being valid in law, and, in the event that any one or more of the words, phrases, sentences, clauses or sections contained in this Agreement shall be declared invalid, this Agreement shall be construed as if such invalid word or words, phrase or phrases, sentence or sentences, clause or clauses, or section or sections had not been inserted.  If such invalidity is caused by duration, geographic scope or both, the otherwise invalid provision will be considered to be reduced to a period or area which would cure such invalidity.

11.

Waivers.  The waiver by either party hereto of a breach or violation of any term or provision of this Agreement shall not operate nor be construed as a waiver of any subsequent breach or violation.

12.

Damages.  Nothing contained herein shall be construed to prevent the Company or the Executive  from seeking and recovering from the other damages sustained by either or both of them as a result of its or his breach of any term or provision of this Agreement.

13.

No Third Party Beneficiary.  Nothing expressed or implied in this Agreement is intended, or shall be construed, to confer upon or give any person (other than the parties hereto and, in the case of the Executive, his heirs, personal representative(s) and/or legal representative) any rights or remedies under or by reason of this Agreement.

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

Q2POWER CORP.

By: __/s/ Christopher Nelson___________

Name: Christopher Nelson

Title: CEO

EXECUTIVE

__/s/ Sudheer Pimputkar_____________

              Sudheer Pimputkar

Further Terms and Conditions of Employment

The following terms and conditions are applicable to all of the Company's employees, and by accepting employment, you (referred to herein as "Employee") agree to be bound by these terms and conditions, as well as the terms and conditions separately agreed between you and the Company regarding duties, compensation, benefits, etc.  These terms are not intended to limit the Company's rights under general principles of law regarding the matters described below.  Employee and the Company agree that if the terms contained herein conflict with the terms of the employment agreement to which this is annexed, the employment agreement shall govern.

1.       Disclosure of Information.

1.1

In the course of Employee's employment hereunder, Employee will receive, contribute to the production of, or become privy to the Company's Confidential Information (as hereinafter defined).

1.2

Employee agrees that during Employee’s employment by Company and for a period of three (3) years thereafter, Employee shall hold in confidence and shall not directly or indirectly reveal, report, publish, copy, duplicate, disclose or transfer any of the Confidential Information to any person or entity, or utilize any of the Confidential Information for any purpose, except in the course of Employee’s work for Company. Employee agrees that during Employee’s employment by Company and in perpetuity thereafter, Employee shall hold in confidence and shall not directly or indirectly reveal report, publish, copy, duplicate, disclose, transfer or otherwise misappropriate any Confidential Information to any person or entity, or utilize such Confidential Information for any purpose, except within the course of Employee’s employment with Company.

1.3

All notes, data, reference materials, sketches, drawings, memoranda, documentation and records in any form or media in any way incorporating or reflecting any Confidential Information of Company shall belong exclusively to Company.  Upon termination of his employment for any reason, or at any time Company may request prior thereto, Employee shall immediately surrender and turn over to Company any of Company’s property whatsoever and all Confidential Information of Company, whether the same be in writing, print, copy, audio or video tape, computer program or disc, picture, or any other medium whatsoever, and whether appearing in original documents, summaries, excerpts, abstracts or other formats, and shall provide Company with all information necessary to access and use said Confidential Information.  Employee shall have no right to retain any originals or copies of the foregoing for any reason whatsoever after termination of his employment hereunder without the express prior written consent of Company and, upon termination, Employee shall certify in writing that he no longer possesses and has not distributed or retained any Confidential Information of Company or any of Company’s property whatsoever.

1.4

Notwithstanding the terms of this Agreement, the obligation of Employee to protect the confidentiality of any Confidential Information shall terminate as to any information or materials which:  (i) are, or become, public knowledge through no act or failure to act of Employee; (ii) are publicly disclosed by the proprietor thereof; (iii) are lawfully obtained without obligations of confidentiality by Employee from a third party after reasonable inquiry regarding the authority of such third party to possess and divulge the same; (iv) are independently developed by Employee from sources or through persons that Employee can demonstrate had no access to Confidential Information; or (v) are lawfully known by Employee at the time of disclosure other than by reason of discussions with or disclosures by Company.

1.5

As used in this Agreement, “Confidential Information” means information or material, whether oral or written, that is proprietary to Company or designated (either expressly or by virtue of the manner in which such information or material is traditionally treated in business settings) as Confidential Information by Company and not generally known by non-Company personnel, which Employee may develop or which Employee may receive, obtain knowledge of or become privy to through or as a result of Employee’s relationship with Company (including information conceived, originated, discovered or developed in whole or in part by Employee).  “Confidential Information” includes, but is not limited to, the following types of information and other information of a similar nature (whether or not reduced to writing): trade secrets, discoveries, ideas, concepts, software in various stages of development, designs, drawings, specifications, techniques, models, data, source code, object code, documentation, diagrams, flow charts, research, development, processes, procedures, “know-how”, marketing techniques and materials, marketing and development plans, names of employees and information related to them, customer names, contacts, and other information related to customers, price lists, pricing policies, and financial data, information and projections.  “Confidential Information” also includes any information described above which Company obtains from another party and which Company treats as proprietary or designates as “Confidential Information”, whether or not owned or developed by Company.  Information that is publicly known and that is generally employed by the trade or generic information or knowledge which Employee would have learned in the course of similar work elsewhere in the trade is not intended to and shall be deemed not to be a part of the “Confidential Information”.

2.

Agreement Not to Solicit Customers.  Employee agrees that during his employment by Company and for a period of one (1) year following termination of such employment for any reason whatsoever, Employee shall not, either directly or indirectly, on his own behalf or in the service of or on behalf of others actively solicit, or attempt to solicit, initiate contact with, or call upon any clients or actively sought prospective clients of Company with whom Employee had material contact during his employment with Company, for the purpose of soliciting, selling, diverting to or otherwise providing services on behalf of any business entity  which engages in the business of oil and gas exploration, unless agreed to in writing by both parties.

2.1

Material Contact.  For purposes of this Agreement, “material contact” exists between Employee and each client or actively sought prospective client of Company with whom Employee personally interacts on behalf of Company, whether such interaction is conducted in person, in writing, by telephone or by other form of communication.

3.

Agreement Not to Solicit Employees.  Employee agrees that during his employment by Company and for a period of two (2) years following termination of such employment for any reason, he will not, either directly or indirectly, on her own behalf or in the service of, or on behalf of others, actively encourage or induce the voluntary termination of, or recruit or hire, or attempt to recruit or hire, any person(s) then employed by or associated with Company as an employee, independent contractor or consultant, whether or not such recruit or hiree is a full-time, part-time or temporary employee, independent contractor or consultant of said entities, and whether or not such employment is for a determined period or is at-will, for the purpose of employment, consultancy, or serving as an independent contractor for, directly or indirectly, any business entity which  engages in the business of design, manufacture and sale of information security technology.

4.

Work Product.

4.1

Employee agrees that any inventions, ideas, Confidential Information, or copyrightable or patentable subject matter in whole or in part conceived or made by employee during or after the term of his employment with Company which are made through the use of any of Company’s Confidential Information or any of Company’s equipment, facilities or time, or which result from any work performed by Employee for Company (collectively, “Work Product”), shall belong exclusively to Company and shall be considered part of the Confidential Information (as the case may be) for purposes of this Agreement.

4.2

Company, its designees, and its assigns shall have the right to use and/or to apply for patents, copyrights or other statutory or common law protections for such Work Product in any and all countries. Employee shall provide reasonable assistance to Company (at Company’s expense) to obtain and from time to time enforce patents, copyrights, and other statutory or common law protections for such Work Product in any and all countries.  To that end, Employee shall execute, during and after his engagement with Company, all documents reasonably related to the application, procurement, and enforcement of patents, copyrights, and other statutory or common law protections, as Company or its counsel may request, together with any assignments thereof to Company or its designee.

4.3

All copyrightable subject matter generated or developed by Employee under this Agreement shall be deemed to be work made for hire, and exclusively the Company shall upon creation, own all such copyrightable subject matter.  In the event that any such copyrightable subject matter may not be considered work made for hire, then to the fullest extent permitted by law, Employee hereby assigns to Company or its designee all ownership of all copyrights in all such copyrightable subject matter, and Company or its designee shall have the right to obtain and hold in its own name copyrights, registrations and similar protections related thereto to the extent available.

5.

Conflicts of Interest.     During the term of his employment Employee shall not engage in activities or practices involving any possible conflict of interest.  These activities or practices may subject Employee to disciplinary action, up to and including termination of employment.  Employee should avoid at all times the appearance of, as well as an actual, conflict of interest.

5.1

Conflicts of interest activities or practices include, but are not limited to: engaging in business conduct that is damaging to the reputation of the Company, accepting outside employment in any organization that does business with the Company or is a competitor of the Company, investing or having a financial interest in a private company which does business with the Company or having stock ownership in a publicly traded company which does business with the Company if the relationship(s) may influence Employee’s business decisions (this applies to Employee and to close relatives and is applicable at the time of hire and at any time during the course of employment).  If an individual does own stock in a company that does business with the Company, the relationship should be disclosed upon employment and all significant business dealings with that company will be reviewed.

 5.2

Employee may not accept gifts from any person or company doing or seeking to do business with the Company. Employees are allowed to accept advertising novelties and other gifts of nominal value.

5.3

Employee may not give, offer, or promise, directly or indirectly, anything of value to any representative of any company doing business with the Company.

5.4

Employee may not select vendors on the basis of anything other than the merit of their products or services or prices for such products or services.

5.5

Discussing company information with the press without prior authorization from management is also a conflict of interest.

EMPLOYEE ACKNOWLEDGES THAT HE HAS READ AND UNDERSTANDS THESE TERMS AND CONDITIONS OF EMPLOYMENT AND AGREES THAT THESE TERMS AND CONDITIONS ARE NECESSARY FOR THE REASONABLE AND PROPER PROTECTION OF THE COMPANY'S BUSINESS.  EMPLOYEE FURTHER ACKNOWLEDGES THAT THE COMPANY HAS ADVISED HIM THAT HE IS ENTITLED TO HAVE THIS AGREEMENT REVIEWED BY AN ATTORNEY OF HIS SELECTION PRIOR TO SIGNING, AND HE HAS EITHER DONE SO OR ELECTED TO FOREGO THAT RIGHT.

__/s/ Sudheer Pimputkar__________

Sudheer Pimputkar